EXHIBIT 99.1
Vital Energy Provides Select Preliminary Second-Quarter 2023 Results and Increases Full-Year 2023 Production Outlook
Second-quarter 2023 production exceeds high-end of guidance
Capital investments for second-quarter 2023 below guidance
Second-quarter 2023 earnings and conference call details provided
TULSA, OK - July 11, 2023 - Vital Energy, Inc. (NYSE: VTLE) ("Vital Energy" or the "Company") today provided select preliminary results for second-quarter 2023, including average production and incurred capital investments. The Company has increased its expectations for full-year 2023 production, driven by the strong production performance in the second quarter. The Company also provided expectations for production and capital investments associated with the closing of the Forge Energy II Delaware, LLC ("Forge") acquisition. Details for the Company’s second-quarter 2023 earnings release and conference call are provided within this release.
Second-Quarter 2023 Preliminary Production and Capital Expenditure Results
Production. The Company’s second-quarter 2023 total production averaged approximately 89.5 thousand barrels of oil equivalent per day ("MBOE/d"), above guidance of 85.5 - 88.5 MBOE/d. Oil production for the quarter averaged approximately 44.0 thousand barrels of oil per day ("MBO/d"), above guidance of 40.0 - 43.0 MBO/d.
Capital Investments. Total incurred capital expenditures during second-quarter 2023 were approximately $150 million, excluding non-budgeted acquisitions and leasehold expenditures, below guidance of $155 - $175 million.
Forge Acquisition Closed
On June 30, 2023, Vital Energy closed its previously announced transaction to acquire the assets of Forge for aggregate consideration, after closing price adjustments, of $391.6 million in cash.
Full-Year 2023 Production and Capital Investments Outlook
Production. Throughout 2023, Vital Energy has outperformed production expectations as process improvements and the implementation of digital solutions has improved the initial productivity of new wells and enhanced base production. Excluding production acquired with the Driftwood and Forge acquisitions, the Company has increased its original full-year 2023 oil production expectation of 34.0 - 37.0 MBO/d by approximately 5% with no increase in capital investment guidance.

The table below reflects the Company’s updated production expectations for full-year 2023. Forge volume estimates represent six months of production.

	Current Guidance	Production Outperformance	Forge Production	New Guidance
Total production (MBOE/d)	76.0 - 80.0	1.0	5.0	82.0 - 86.0
Oil production (MBO/d)	36.3 - 39.3	0.7	3.0	40.0 - 43.0
Capital Investments. Vital Energy plans to operate one drilling rig and turn-in-line approximately five wells on the acquired Forge acreage during the second half of 2023, investing approximately $50 million. Pro forma for the acquisition, the Company expects full-year 2023 capital investments of $675 - $725 million.

	Current Guidance	Forge	New Guidance
Incurred capital expenditures, excluding non-budgeted acquisitions ($ MM)	$625 - $675	$50	$675 - $725

Second-Quarter 2023 Earnings Release and Conference Call Details
Vital Energy plans to report complete second-quarter 2023 financial and operating results after market close on Tuesday, August 8, 2023, and host a conference call and webcast at 7:30 a.m. CT on Wednesday, August 9, 2023.
To participate in the call, dial 800.715.9871, using conference code 2893062 or listen to the call via the Company's website at www.vitalenergy.com, "Investor Relations | News & Presentations | Upcoming Events." A replay will be available following the call via the Company’s website.
About Vital Energy
Vital Energy, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Vital's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.
Additional information about Vital may be found on its website at www.vitalenergy.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Vital Energy assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Vital Energy include, but are not limited to, continuing and worsening inflationary pressures and associated changes in monetary policy that may cause costs to rise; changes in domestic and global production, supply and demand for commodities, actions by the Organization of Petroleum Exporting Countries and

other producing countries ("OPEC+") and the Russian-Ukrainian military conflict, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, reduced demand due to shifting market perception towards the oil and gas industry; competition in the oil and gas industry; the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, pipeline transportation and storage constraints in the Permian Basin, the effects and duration of the outbreak of disease, such as the COVID-19 pandemic, and any related government policies and actions, long-term performance of wells, drilling and operating risks, the possibility of production curtailment, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, the impact of legislation or regulatory initiatives intended to address induced seismicity on our ability to conduct our operations; hedging activities, tariffs on steel, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2022 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Vital Energy's website at www.vitalenergy.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Vital Energy's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Vital Energy can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Vital Energy does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

3